                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT, dated as of March ___, 1995, is by and between Lamonts Apparel, Inc., a Delaware corporation, Debtor and Debtor in Possession ("Company"), and Alan Schlesinger ("Executive").

          WHEREAS, Executive and the Company entered into an Employment Agreement on October 16, 1994, for the commencement of employment by Executive with the Company on November 15, 1994, pursuant to which Executive has undertaken employment with the Company and under which the Company has partially performed, which agreement was modified in writing on January 5, 1995 ("First Agreement"); and

          WHEREAS, the Company has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code commencing a Chapter 11 case (the "Bankruptcy Case"), and has remained debtor-in-possession therein;

          WHEREAS, the Company considers that the continued employment of Executive is essential to the success of the Company in accomplishing its reorganization in the Bankruptcy Case; and

          WHEREAS, subject to the approval of the United States Bankruptcy Court for the Western District of Washington (the "Bankruptcy Court"), this Agreement will supersede and replace the First Agreement;

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. EMPLOYMENT. Executive agrees to enter into the employment of the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of his employment to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

          Executive's job title will be Chief Executive Officer and his duties will be those as are designated by the Board of Directors of the Company ("Board"), consistent with the position of Chief Executive Officer. Executive further agrees to serve, without additional compensation, as a director of the Company, and as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-Laws and applicable Delaware law.

          As used herein "Plan" shall mean a Plan of Reorganization confirmed by the Bankruptcy Court contemplating the continuation of the business of the Company that has been accepted by (i) at least two-thirds in dollar amount and a majority in number of the holders of Senior Claims (as defined in the Fourth Supplemental Indenture, dated October 18, 1994, between the Company and First Trust National Association, to the Indenture made and entered into as of October 30, 1992, relating to the 10.25% Subordinated Notes of the Company due 1999 (the "Notes")) actually voting to accept or reject the Plan and (ii) at least two-thirds in dollar amount and a majority in number of the holders of the Notes actually voting to accept or reject the Plan.

          2.  COMPENSATION.

               (a) BASE SALARY. Executive's BASE SALARY shall be composed of the following:

          (1) SALARY. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual salary of $450,000 payable semi-monthly ("Salary"). Executive's Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Board or the Compensation Committee thereof, if any; PROVIDED, that prior to the Effective Date of the Plan (the "Effective Date"), any such increase shall be subject to the approval of the Bankruptcy Court.

          (2) GUARANTEED PERFORMANCE BONUS. In addition to his salary the Executive shall be paid a guaranteed annual bonus in the sum of $100,000 per year, payable at the end of each calendar year. Subject to the next following sentence, at the end of 1995, the Executive shall be deemed to have been in the employ of the Company for the full year for purposes of payment of such bonus. In the event the Executive resigns or the Executive's employment is terminated during the year, the guaranteed annual bonus shall be prorated and paid upon termination.

               (b) REORGANIZATION BONUS. Upon the Effective Date, the Executive shall become entitled to receive, and the Company shall become obligated to pay to the Executive, a bonus (the "Reorganization Bonus") in an amount equal to the sum of (1) $400,000 plus (2) the Performance Bonus (as calculated below). The Reorganization Bonus shall be payable within 10 days after the Effective Date; PROVIDED, however, that the portion of the Reorganization Bonus payable pursuant to 2(b)(2) shall be payable on the later of (A) 10 days after the Effective Date and (B) the date actual EBITDA for the 12 months ended February 3, 1996, can be determined.

If the EBITDA
Ratio is                 The Performance Bonus shall Equal:
- -------------            ----------------------------------
100% or more             $350,000
90 - 100%                $350,000 x the EBITDA Ratio (defined below)
70 - 90%                 $315,000 - ($525,000 x (90% - the EBITDA Ratio))
40 - 70%                 $210,000 - ($700,000 x (70% - the EBITDA Ratio))
40% or less              $0


          "EBITDA Ratio" shall mean a fraction, (i) the numerator of which is actual EBITDA (defined below) for the twelve months ended February 3, 1996 and
(ii) the denominator of which is $6,350,000.

          "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, and reorganization and restructuring expenses, and shall be calculated in the manner set forth in the Lamonts Apparel, Inc. Projected Statement of Earnings for Fiscal Year 1995, as filed with the Bankruptcy Court on or about February 13, 1995.

          If Executive shall cease to be employed by the Company prior to the one year anniversary of the Effective Date as a result of Executive's voluntary termination of this Agreement in accordance with Section 7 hereof, Executive shall repay to the Company on such date Executive ceases to be so employed, one-half of the amount of the Reorganization Bonus received by Executive hereunder.

          The Reorganization Bonus shall be an Expense of Administration obligation of the Company; PROVIDED, that if the portion of the Reorganization Bonus payable pursuant to 2(b)(2) can not be determined 10 days after the Effective Date, any requirement that funds be set aside or reserved for the payment of such portion of the Reorganization Bonus shall at such time be waived by the parties hereto.

               (C) RETENTION OF PRIOR BENEFITS. The Executive shall retain all monies and other benefits previously paid to him by reason of the First Agreement.

               (D) EXECUTIVE PERQUISITES. Executive shall be entitled to receive such executive perquisites and fringe benefits as have been customarily provided to senior executives of the Company.

               (E) CAR ALLOWANCE. Executive shall be entitled to receive a car allowance of up to $7,200 per annum, payable annually in advance, for business-related expenses incurred in the use of one personal vehicle.

               (F) STOCK OPTIONS. On the Effective Date, the Company shall be obligated to issue to management and employees of the Company options (the "Options") to purchase, in the aggregate, a number of shares of common stock of the Company ("Common Stock") equal to the product of (i) the sum of (A) 10% plus
(B) 2-1/2% times the Consideration Ratio (as defined below), times (ii) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date, of which the Executive shall be entitled to receive, and the Company shall be obligated to issue, Options to purchase a number of shares of Common Stock at least equal to the product of (i) the sum of
(A) 6% plus (B) 2% times the Consideration Ratio, times (ii) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date.

          As used herein, the term "Consideration Ratio" shall mean a fraction,
(i) the numerator of which is the lesser of (A) $15.0 million and (B) the aggregate stated or face value of all debt and the aggregate liquidation value of all preferred stock issued under the Plan (other than debt or preferred stock issued in respect of secured claims or in connection with lease obligations) (collectively, "New Debt") and (ii) the denominator of which is $15.0 million.

          The Options shall have a term of ten years and an exercise price per share equal to the greater of (A) the par value per share of Common Stock and
(B) the quotient obtained by dividing (1) $10 million minus the present value of the New Debt (calculated at an effective annual discount rate of 10%) by (2) the fully diluted number of shares of Common Stock to be outstanding immediately following the Effective Date. Such Options shall vest (x) 50% upon the Effective Date, (y) 25% on the first anniversary of the Effective Date and (z) 25% on the second anniversary of the Effective Date; PROVIDED, that such options shall vest in full upon a Change in Control (as defined in Section 6 hereof).

          The fully diluted number of shares outstanding at any time shall be calculated as if all outstanding options (including any non-vested options) had been exercised at such time.

               (G) TAX WITHHOLDING. The Company has the right to deduct from any compensation payable to Executive under this Agreement social security
(FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

               (H) BOARD MEMBERSHIP. The Company agrees that it will use its best efforts to cause Executive to be nominated to the Board of Directors at each annual meeting of stockholders of the Company during the term of this Agreement.

               (I) LIFE INSURANCE. In addition to any other insurance which the Company may choose to maintain on the life of the Executive, the Company shall provide, to the extent it is reasonably able to do so, a term life insurance policy in the face amount of two million dollars ($2,000,000) payable to such beneficiary as the Executive may designate; provided, however, that in no event shall the Company be required to pay premiums on such term life insurance policy in excess of $15,000 per annum.

               (J) DIRECTOR'S AND OFFICER'S INSURANCE. The Company shall maintain directors' and officers' insurance policies during the term of Executive's employment hereunder and for a period of twelve months thereafter on substantially the same terms as the Company's current policies; PROVIDED, that if any insurer shall cancel or refuse to renew any such policy and the Company is unable to obtain a replacement policy on substantially the same terms reasonably satisfactory to Executive, the Company will timely exercise any and all options thereunder, and pay any and all premiums or other charges necessary, to extend the period during which claims may be made thereunder; PROVIDED FURTHER, that the Company shall not be required to pay such premiums or other charges necessary to extend such period if they are substantially in excess of the premiums in effect on the date hereof. If the Company does not maintain directors' and officers' insurance at any time during the term of Executive's employment hereunder, Executive may terminate this Agreement immediately and such termination shall be treated as a termination without Cause hereunder.

          3.  TERM.

               (a) The term of Executive's employment under this Agreement will be a period of four years from the date of the commencement of the Bankruptcy Case, all subject to approval of the Court and the entry of a final Order approving this Agreement and granting the Company the authority to enter into this Agreement.

               (b) Notwithstanding the foregoing, this Agreement (other than Sections 5 through 14, hereof) will terminate upon the earliest to occur of:
(a) the date the Company terminates Executive's employment, (b) the date Executive resigns from the Company, (c) notice from the Company following the disability of Executive that renders him unable to perform his essential duties under this Agreement, even with reasonable accommodation that does not cause undue hardship to the Company, for at least 90 days out of any 120 consecutive day period, or (d) the death of Executive, provided, however, that in the event of the death of Executive, the Company shall pay to the estate of Executive six months of Base Salary commencing with the next regular pay period after the date of his death ("Death Benefit"). Any Death Benefit otherwise payable by the Company shall be offset by proceeds from any life insurance furnished by the Company for payment of the Death Benefit.

          4. TERMINATION BY THE COMPANY; DEFINITION OF CAUSE. Executive's employment under this Agreement (and his right to receive the compensation set forth in Section 2 hereof) may be terminated by the Company at any time for "Cause," or (subject to the rights of Executive pursuant to Section 5 hereof) without "Cause." As used herein, "Cause" shall mean:

               (a) Any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or which results in improper gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude, or Executive's insubordination to the Board.

               (b) Executive's material breach of any of the terms or conditions of this Agreement or of policies established by the Board, or Executive's material neglect of his duties or of the Company's business, provided, however, that no such termination pursuant to this clause (b) shall be effective unless the Company shall have given Executive ten days' prior written notice of any such conduct which, if not discontinued or corrected, would lead to his termination for Cause. Executive will have the opportunity to cure such non-complying conduct or performance within such 10-day period. Termination pursuant to this clause (b) shall be effective with respect to matters referred to in this clause (b) ten days after such notice unless such conduct has been cured in the good faith judgment of the Board, subject to the provisions of clause (c) below.

               (c) In the event that the Executive disputes the grounds for a claim of misconduct under clause (b) above, the Bankruptcy Court, prior to the Effective Date, shall have jurisdiction to determine whether the alleged misconduct constitutes reasonable grounds for termination for cause. In such event the determination of the Bankruptcy Court shall be binding upon the parties.

          5.  SEVERANCE PAYMENT ON TERMINATION WITHOUT CAUSE.

               (a) TERMINATION WITHOUT CAUSE. If Executive's employment is terminated by the Company without Cause during the term of this Agreement, the Company shall be obligated to continue to pay Executive his Base Salary for a period of two years or for the remainder of the term of this Agreement, whichever period is shorter, subject to the provisions in Section 6 pertaining to Change in Control; PROVIDED, HOWEVER, that such payments are subject to reduction in accordance with the provisions of Section 5(b) hereof. At the Company's sole option, the Company may elect to pay Executive any remaining

Base Salary due under this Section 5(a) in a lump sum, equal to the present value of such remaining Base Salary payments at an effective annual interest rate of 10 percent.

               (b) OFFSET. If Executive's employment with the Company is terminated pursuant to Section 5(a), this clause (b) shall apply. The payments which would have been due and payable in accordance with Section 5(a) hereof shall be reduced by an amount equal to any amounts that Executive receives in connection with any other employment, or engagement as a consultant and/or independent contractor, during the period such payments pursuant to Section 5(a) would have been due and payable. For purposes of this Section 5(b), any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to Section 5(a) hereof, shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits then being provided by the Company if Executive's employment with the Company is terminated pursuant to Section 5(a). Executive shall have no duty to mitigate his damages and, specifically, Executive shall have no obligation to seek any employment or engagement which would generate payments or benefits that would constitute an offset hereunder.

               (c) GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, any of its past, present or future shareholders or any of their respective officers, directors, and affiliates, past, present or future, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company, or with respect to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, or any other similar Federal, state or local statute, rule or regulation; provided, however, that there shall be properly excluded from the scope of such general release the following:

               (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

               (ii) claims that may be made by the Executive for payment of Base Salary, fringe benefits, stock, or stock options properly due to him; and

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. Such payment shall be considered independent consideration made in exchange for such release. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

          6.  EFFECT OF CHANGE IN CONTROL.

               (a) If a Change in Control (as hereinafter defined) shall occur on or prior to the date specified in Section 3(a) hereof as the end of the Term, then (i) if the remaining portion of the Term is less than two years, the Term shall be automatically extended to a date which is 2 years from the date on which such Change in Control is consummated ("Extended Term"), and, (ii) if Executive's Options have not fully vested, then upon consummation of a Change in Control on or after the Effective Date, all Executive Options shall vest immediately upon such event. In the event that Executive is terminated during the Extended Term the provisions of Section 5 shall apply.

               (b) As used herein, a "Change in Control" shall be deemed to have occurred if, subsequent to the date hereof:

          (1) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934), other than (i) Apollo Advisors, L.P., Lion Advisors, L.P., FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, any other beneficial owner of the Company's common stock as of the Effective Date, or (ii) any investment fund managed by, or firm or group affiliated with any of the persons specified in clause (i) above, or any of their respective affiliates, becomes the beneficial owner, directly or indirectly, of either (A) a majority of the Company's outstanding common stock or (B) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities;

          (2) a sale is made to any purchaser unaffiliated with the Company or any of the persons specified in clause (1) above of all or substantially all of the assets of the Company; or

          (3) a merger or consolidation of the Company is made with another corporation or other legal person unaffiliated with the Company or any of the persons specified in clause (1) above if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then-outstanding securities of the Company entitled to vote generally in the election of the Board.

          In no event shall the term "Change in Control" be construed to include any change of control of the Company or any affiliate of the Company solely as a result of any exchange of equity for debt securities of the Company or any such affiliate upon consummation of a plan of reorganization for the Company in the Bankruptcy Case.

               (c) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended ("Code"), is at least three times the "base amount" determined under such Section 280G, then the Base Salary otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of the "parachute payments" to the Executive, determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G of the Code as a "parachute payment" or as an "excess parachute payment." Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Executive.

          7. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement for any reason by giving the Company at least 180 days' written notice of termination. The Company shall have no obligation to provide any severance compensation under Section 5 in the event of Executive's voluntary termination of this Agreement.

          8. NON SOLICITATION OF EMPLOYEES. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

          9. NONDISCLOSURE OF TRADE SECRETS. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer and supplier requirements, pricing techniques, customer and supplier lists, methods of doing business and other confidential information (collectively referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.
Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during the

Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

          10. EQUITABLE RELIEF. Executive acknowledges that the restrictions contained in Sections 8 and 9 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provisions of those Sections will result in irreparable injury to the Company. Executive also acknowledges that the remedy at law for any violation of these restrictions will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief prohibiting any such violation, without the necessity of proving actual damages or the posting of an bond, and that the Company shall be further entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative of and in addition to any other rights or remedies to which the Company may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Executive further irrevocably submits to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington over any suit, action or proceeding arising out of or relating to any asserted violation of Section 8 and/or 9. Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Effective service of process may be made upon Executive by mail under the notice provisions contained in Section 14.

          11. SEVERABILITY. The parties hereto intend all provisions of Sections 8 and 9 hereof to be enforced to the fullest extent permitted by law.

Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Section 8 or 9 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the noncompetition, nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the noncompetition, nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          12.  LEGAL EXPENSES; EXECUTIVE'S WARRANTY.

               (a) The Company agrees to reimburse Executive for reasonable attorneys' fees and disbursements incurred and to be incurred by Executive (net of amounts previously advanced) in the making of this agreement, in seeking approval of the Bankruptcy Court thereof in the Bankruptcy Case, and in obtaining such other services as may be required by the Executive in connection with the effect of the Bankruptcy Case on his employment by the Company. In the event that the parties do not agree on the amount of such attorneys' fees the Bankruptcy Court shall be requested to make such determination; provided, however, that in no event shall the Company be required to pay attorneys' fees and disbursements in excess of $10,000 after the date of the commencement of the Bankruptcy Case.

               (b) Executive affirms that his employment is not contrary to or in breach of any lawful agreement or other obligation Executive has to The May Department Stores Company, and that based upon information known to him as of the date of this Agreement regarding the business of the Company, he does not know or possess any trade secrets or proprietary information of The May Department Stores Company, or any of its affiliates (including its parent) which would provide the Company with an unfair advantage over such entities in the retail apparel business, and, in any event, will not, and does not have any intent to convey any trade secrets or proprietary information to the Company.

          13.  ARBITRATION - EXCLUSIVE REMEDY.

               (a) Except as otherwise provided herein, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration; PROVIDED, HOWEVER, that prior to the Effective Date, all disputes or questions arising out of or relating to this Agreement shall be resolved by the Bankruptcy Court. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.

               (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

               (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (including the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party), shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may entered and enforced in any court of competent jurisdiction.

          14.  MISCELLANEOUS.

               (a) NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt


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

requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 14(a):

If to the Company:            Lamonts Apparel, Inc.
                              3650 131st Avenue S.E.
                              Bellevue, Washington  98006
                              Attention:  Chief Financial Officer
                              Facsimile:  (206) 644-2569

With a copy (which
shall not constitute
notice) to:                   Michael A. Woronoff
                              Skadden, Arps, Slate, Meagher & Flom
                              300 South Grand Avenue
                              Suite 3400
                              Los Angeles, California  90071
                              Facsimile:  (213) 687-5600

If to Executive:              Alan Schlesinger
                              Lamonts Apparel, Inc.
                              3650 131st Avenue S.E.
                              Bellevue, Washington  98006
                              Facsimile:  (206) 644-2569

With a copy (which
shall not constitute
notice) to:                   Lawrence A. Jacobson
                              Cohen and Jacobson
                              577 Airport Boulevard
                              Suite 230
                              Burlingame, California  94010
                              Facsimile:  (415) 347-2916

          Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of


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

the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

               (b) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

               (c) MODIFICATION. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

               (d) GOVERNING LAW. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performed in Seattle, Washington. This Agreement is governed by, and construed in accordance with, the laws of the State of Washington, and, where applicable, the laws of the United States.

               (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

               (f) ESTATE. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate when and as otherwise payable.

               (g) ASSIGNMENT. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or a control block of stock of the Company, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him. The provisions of this clause (g) are all subject to the provisions of Section 6.

               (h) BINDING EFFECT. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, succes-sors, personal representatives, heirs and permitted assigns, and upon any Trustee appointed in the Bankruptcy Case whether in the pending Chapter 11 case, in any converted Chapter 7 case, or otherwise.

               (i) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

               (j) NO PUBLICITY. Executive and the Company agree that neither party will publicize the existence of this Agreement prior to the Commencement Date without the consent of the other party.

               (k) This Employment Agreement is subject to approval of the Bankruptcy Court in the Bankruptcy Case.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                  ------------------------------
                                                  ALAN SCHLESINGER

                                                  LAMONTS APPAREL, INC.
                                                  Debtor and
                                                  Debtor-in-Possession


                                                  By:
                                                     ---------------------------
                                                     ---------------------------
                                                     ---------------------------
















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